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                                                                    Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Fuisz Technologies Ltd. on Form S-8, regarding the Fuisz Technologies Ltd. 1991 Stock Option Plan, 1994 Stock Incentive Plan, 1994 Employee Stock Purchase Plan and 1994 Director Stock Option Plan, of our report dated February 1, 1996 on our audits of the financial statements of Fuisz Technologies Ltd. as of December 31, 1994 and 1995, for the years ended December 31, 1993, 1994 and 1995, and for the period June 9, 1988 (inception) to December 31, 1995, which report is included in the Fuisz Technologies Ltd. registration statement on Form S-1, File No. 333-3194.



                                            /s/ COOPERS & LYBRAND L.L.P.
                                            Coopers & Lybrand L.L.P.


Rockville, Maryland
May 8, 1996